EXHIBIT 99.2

EESA SECTION 111(b)(4) FIRST YEAR CERTIFICATION

I, Vincent J. Calabrese, Chief Financial Officer of F.N.B. Corporation (“F.N.B.”), certify this 26th day of February, 2010, based on my knowledge, that:

1.	The Compensation Committee of F.N.B. (the “Committee”) was not required to discuss or review the Senior Executive Officer (“SEO”) compensation plans and the employee compensation plans and the risks those plans pose to F.N.B., as F.N.B. repaid the United States Treasury (“Treasury”) before September 14, 2009, the effective date of the requirement.

2.	The Committee was not required to identify and limit the features of the SEO compensation plans that could lead the SEOs to take unnecessary and excessive risks that could threaten the value of F.N.B., as F.N.B. repaid Treasury before September 14, 2009, the effective date of the requirement.

3.	The Committee was not required to review the employee compensation plans to identify features that encourage manipulation of reported earnings of F.N.B. to enhance the compensation of any employee, as F.N.B. repaid Treasury before September 14, 2009, the effective date of the requirement.

4.	The Committee is not required to certify to the reviews of the SEO and employee compensation plans, as F.N.B. repaid Treasury before September 14, 2009, the effective date of the requirement.

5.	The Committee is not required to provide a narrative of how it limited the features in (a) SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of F.N.B., (b) employee compensation plans that unnecessarily expose F.N.B. to risks, and (c) employee compensation plans that could encourage the manipulation of F.N.B.’s reported earnings to enhance any employee’s compensation, as F.N.B. repaid Treasury before September 14, 2009, the effective date of the requirement.

6.	F.N.B. has required that bonus payments, as defined in the regulations and guidance established under Section 111 of EESA (“bonus payments”), to SEOs or any of the next twenty most highly compensated employees be subject to a recovery or “clawback” provision during the period beginning June 15, 2009, the effective date of the requirement, and ending on September 9, 2009 (the “Repayment Date”), if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria. During the period of the most recently completed fiscal year prior to June 15, 2009 that was a TARP period, F.N.B. has required that bonus payments to SEOs be subject to a recovery or “clawback” provision, if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

7.	F.N.B. has prohibited any golden parachute payment, as defined in the regulations and guidance established under Section 111 of EESA, to an SEO or any of the next five most highly compensated employees during the period beginning on June 15, 2009 and ending on the Repayment Date.

8.	F.N.B. has limited bonus payments to its applicable employees in accordance with Section 111 of EESA and regulations and guidance established thereunder during the period beginning on June 15, 2009 and ending on the Repayment Date.

9.	The Board of Directors of F.N.B. (the “Board”) was not required to establish an excessive or luxury expenditures policy, as defined in the regulations and guidance established under Section 111 of EESA, as F.N.B. repaid Treasury before September 14, 2009, the effective date of the requirement.

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10.	F.N.B. permitted a non-binding shareholder resolution relating to F.N.B.’s overall executive compensation policies as disclosed pursuant to the federal securities laws in F.N.B.’s 2009 Proxy Statement. As of the Repayment Date, F.N.B. is no longer required to permit a non-binding shareholder resolution to approve the compensation of executives as disclosed pursuant to federal securities laws.

11.	F.N.B. will disclose the amount, nature and justification for the offering during F.N.B.’s last fiscal year, of any perquisites, as defined in the regulations and guidance established under Section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph 8 above.

12.	F.N.B. will disclose whether it, the Board, or the Committee has engaged a compensation consultant and any services provided by the compensation consultant or any of its affiliates to F.N.B., the Board, or the Committee during the past three years.

13.	F.N.B. has prohibited the payment of any gross ups, as defined in the regulations and guidance established under Section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the period beginning on June 15, 2009 and ending on the Repayment Date.

14.	F.N.B. has substantially complied with all other requirements related to employee compensation that are provided in the agreement between F.N.B. and Treasury, including any amendments.

15.	F.N.B. has submitted to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the last completed fiscal year, with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title and employer of each SEO and most highly compensated employee identified. F.N.B. has not submitted a list of SEOs or twenty next most highly compensated employees for the current fiscal year, as F.N.B. ceased to be a TARP recipient as of the Repayment Date.

16.	I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment or both.

/s/Vincent J. Calabrese
Vincent J. Calabrese
Chief Financial Officer

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